Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (hereinafter referred to as "MOU") made and entered into on 8th, August, 2023 by and among DALRADA CORPORATION (USA) and or DALRADA TECHNOLOGY SPAIN, S.L. (hereinafter the "Supplier" or "DALRADA"), a corporation registered in Spain, having its principal office at Cl Parroquia de Cortifian Nave F-14 - Poligono Industrial Bergondo 15165, Bergondo (A Corufia), Spain, with VAT number B13847777, and Crown Glory Holding. (hereinafter the "Distributor"), a corporation duly organized and existing under the laws of Morocco, having its principal office at 8, Avenue Mohamed Zerktouni 30 000, FES, Morocco with Tax ID number 50554437.

WITNESSETH:

WHEREAS, DALRADA believes in strategic alliances that foster growth and expansion, its commitment being to ensure the optimization of business potential, offering exceptional products like our CO2 heat pumps, a leading technology in the global market for heating and cooling solutions.

WHEREAS, DALRADA has drafted a proposal for the establishment of an Exclusive distribution structure in the Territory as defined below. The terms of the proposal, detailed in ANNEX I, have been examined by the Distributor.

WHEREAS, Supplier and Distributor desire to conclude this MOU prior to the main distributorship agreement (hereinafter referred to as "Main Agreement") for the sale and distribution of the Supplier solutions and machinery (hereinafter referred to as the "Products");

NOW, THEREFORE, in consideration of the covenants and premises contained herein, the Parties agree as follows:

1	APPOINTMENT

1.1	Supplier shall appoint the Distributor as Exclusive distributor in the area determined in

ANNEX II (the "Territory") for the sale of the Products.

1.2	The products the Distributor undertakes to distribute in the Contractual Territory are those included in the list attached as ANNEX III (the "Products").

1.3	Distributor shall use its best endeavors to market the Products and shall not purchase products (nor other goods which potentially could compete with the Contractual Products) for re-sale, from a person different to the Supplier. At this respect, the Distributor shall provide to the Supplier a list of companies that commercialize products that may compete with those included in ANNEX III with which it currently works and/or collaborates.

1.4	Distributor shall not participate directly nor indirectly in the production or distribution within the Contractual Territory of products that may compete with Contractual Products.

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1.5	DALRADA will:

a)	Adapt all marketing materials to the Local language and culture. This includes the translation of product brochures, technical manuals, and web content.

b)	Create and maintain a Linkedln page for Dalrada locally. This platform will be a space to promote the Products, share news, and highlight the collaboration between the Parties.

c)	Provide comprehensive and personalized technical support, including but not limited to:

-	Calculations based on a detailed questionnaire delivered during visits to industries,

-	Analysis of collected data with DALRADA's PINCH tools to calculate the return on investment and the potential efficiency of the machine for each specific industry.

-	Training program for the technicians or maintenance companies selected by Distributor, covering from installation and commissioning to troubleshooting.

d)	Offer a full turnkey service, in which DALRADA takes care of the installation (so that the Distributor may add a margin to the overall operation or sign a Servicing contract with the Distributor's own installers, supervising to ensure that the installations are carried out according to the specific operating conditions of the heat pump units.

e)	Send detailed presentations of the units in English and/or local languages for the Distributor's review and use in your marketing and sales activities.

f)	Provide a presentation in English and/or local languages that highlights the many Economic benefits CO2 heat pumps have when compared to traditional boilers and their runnig costs, justifying why Heat Pumps are a cost-effective option for many markets as they make it possible to achieve significant savings on energy costs thanks to their high efficiency (The ability of a heat pump to provide heating and cooling simultaneously can reduce energy bills by up to 40-50%). making it possible to quickly pay for the initial capital investment in CO2 heat pumps.

g)	Assist in accessing advantages withing a series of international aid initiatives and subsidies that are planned for Morocco and Africa continent as a consequence of the international support for the adoption of CO2 heat pumps in industry (Several organizations are committed to supporting renewable energy technologies and provide funding for projects that contribute to energy efficiency and CO2 reduction, greatly alleviating the upfront costs associated with transitioning to heat pumps).

h)	Assist the Distributor's sales efforts, by providing a checklist of the information that needs to be collected from potential customers.

1.6	At the end of the first year after this MOU enters into force, and where the Parties remain satisfied with the counterparties performance under this MOU, Supplier may appoint the Distributor as its exclusive distributor in the areas mentioned above in view of Distributor's sales activity during the period the MOU has been in force.

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2	EFFECTIVENESS AND CONDITION

2.1	This MOU shall be effective from its execution, and unless extended by written agreement of the parties, shall be terminated upon the earlier to occur of one of the following events:

a)	The execution of the Main Agreement.

b)	Twelve (12) months from the effective date of this MOU, and after which the following years are committed, unless written termination request is made at end of 12 months.

2.2	As a Condition for the effectiveness and binding effect of this MOU to be maintained throughout the period expressed in paragraph 2.1, Distributor shall within the firsts fifteen (15) days after execution of the MOU:

a)	Crown Glory Holdings will identify and install in a building 3-4 units, after they are installed, and performance proven they will release further orders for units.

b)	Deposit 50% of the aforementioned machines price

2.3	Were the Condition set out in paragraph 2.2 not be met within the established time, MOU shall cease to be in force immediately and without the need to further notification from the Supplier.

3.	SALES TARGETS

3.1	Distributor shall use its best endeavours to meet the following targets during the period this MOU is in force:

Year 1 - 150 systems

3.2	In case the target is reached, and a Distribution Agreement is signed, sales targets for the first two years of the Distribution Agreement shall be, unless otherwise agreed by the parties:

Year 2- 300 Systems

Year 3 -450 Systems

Year 4 - 600 Systems

Year 5 - 800 Systems

Year 6 – 1000 Systems

Year 7 – 1200 Systems

3.3	Parties have established these objectives based on a thorough analysis of the market and its potential.

3.4	Exclusivity for the Contractual territory and the preferential distributor purchasing prices will be maintained based on compliance with the aforementioned targets. Sales figures will be reviewed annually, and the supplier reserves the right to amend the price list and remove exclusivity if the minimum value of orders is not being met.

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4	OPERATIVE

4.1	Distributor shall send Purchase Orders via e-mail remitted to Supplier's Distributor's Attention Service rgarcia@dalradatechnology.com, whose acceptance has to be confirmed in writing by the Supplier via e-mail sent to the following address: rgarcia@dalradatechnology.com.

4.2	No order shall be binding unless and until it is accepted by Supplier at its discretion.

4.3	In relationship to orders payment, after the first order for ten units has been paid in full, DALRADA shall invoice on a bi-monthly basis to the Distributor the delivered Products, and the Distributor shall pay within a thirty (30) day term from invoicing. Payment shall be effected in Euros, by means of a Bank transfer to the Supplier's Bank Account: which will be confirmed by Alfredo Penedo (apenedo@dalradatechnology.com)

4.4	Unless expressly agreed otherwise in the Purchase Orders, all Products delivered by the Supplier in respect of this contract shall be sold on EXW terms, adding to that price the transport costs and expenses only if such services have been requested by the Distributor and provided directly or indirectly by DALRADA.

4.5	Distributor Prices and Manufacturer Suggested Retail Prices ("MSRP") are fixed in tables attached as ANNEX IV and are provided excluding any tax that may be applicable. Distributor has the right to freely establish re-sale prices, always with Suppliers supervision, and Suppliers authorization shall be necessary prior to marketing Products at a Price below the amount resulting from the addition of the MSRP and the transportation costs assigned by DALRADA.

4.6	Delay in payment of any amounts due shall entitle the Supplier to suspend delivery of Products until such obligation has been duly complied with.

4.7	In respect of the installation, as well as the Post-sale service and maintenance of the Products, Parties agree that Installation, post-sale service and maintenance will be carried out by the Distributor or a Service Provider selected by the Distributor, and therefore a specific Service Providing Agreement shall be signed between the Parties or between DALRADA and the Service Provider indicated by the Distributor.

5.	INTELLECTUAL PROPERTY AND TRADEMARKS

5.1	Neither party grants or transfers to the other any rights to any inventions, discoveries, data, customer lists, customer pricing, other copyrightable materials, patents, trademarks, service marks, copyrights, or any other proprietary rights except as expressly set forth in this Agreement or in a Purchase Order.

5.2

Supplier hereby authorizes Distributor for the use of the "DALRADA CLIMATE TECHNOLOGY" trademark with the only purpose of developing his rights and comply with his obligations under this MOU and undertakes not to authorize or misrepresent to any third party any authorization within the Contractual Territory.

Distributor shall be also authorized to indicate that it is an "Authorized Distributor" or "Authorized Exclusive Distributor".

Nothing herein shall grant to Distributor any right, title or interest in the Trademark (or any trademark associated with or property of the Supplier or any of its affiliates), except as specifically set forth herein.

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5.3	Furthermore, the Distributor undertakes not to apply for any rights or register any nouns, trademarks or signs equal or similar to those property of the Supplier either in the Contractual Territory or outside it.

5.4	Distributor shall inform the Supplier of any act of unfair competition or breach of intellectual or industrial property rights that he may be aware of. The Supplier undertakes to defend his rights appropriately, filing a judicial claim if necessary.

5.4

The Supplier may authorize the Distributor to draft, design or print as many manuals, packaging of marketing or promotional means when it is deemed necessary, always with supervision and written approval from the Supplier, and as long as the trademark "DALRADA CLIMATE TECHNOLOGY" is clearly visible.

The Distributor agrees that it must submit any and all out going media pieces including but not limited to advertisements, print ads, websites, or show media materials (handouts).

5.5	Distributor shall not remove, alter, deface or otherwise obscure any trademark or trade name appearing on any Product or documentation without the express written permission of the Supplier.

5.6	The Distributor shall be responsible for all the activities that may entail non authorized use or exploitation of the trademark.

5.7	Distributor shall also be responsible for any non-authorized use of his Distributor's condition, or unfair use of third party's commercial reputation.

6	CONFIDENTIALITY

6.1	"Confidential Information" means all proprietary information disclosed or made available by the disclosing party as of the Effective Date, including but not limited to, the disclosing party's proprietary surveys, questionnaires and presentations, reports, studies, data compilations and data analysis, business plans, financial reports, financial data, employee data, customer/supplier lists, forecasts, strategies, and all other business information. Confidential Information may be that of disclosing party or of third parties to whom the disclosing party has an obligation to treat the disclosed information as confidential. Confidential Information also includes copies, notes, abstracts and other tangible embodiments made by the receiving party that are based on or contain any of the disclosing party's Confidential Information, as well as the existence and progress of this Agreement.

6.2	Confidential Information shall not include information which

i.	is in or comes into the public domain without breach of this Agreement by the receiving Party;

ii.	was in the possession of the receiving Party prior to receipt from the disclosing Party and was not acquired by the receiving Party from the disclosing Party under an obligation of confidentiality or non-use;

iii.	is acquired by the receiving Party from a third party not under an obligation of confidentiality or non-use to the disclosing Party; or

iv.	is independently developed by the receiving Party without use of any Confidential Information of the disclosing Party.

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6.3	Unless otherwise agreed to in advance, in writing, by the disclosing Party or except as expressly permitted by this Agreement, the receiving Party will not, except as required by law or court order, use Confidential Information of the disclosing Party or disclose it to any third party for the Term and for a period of 3 years thereafter.

6.4	The receiving Party may disclose Confidential Information of the disclosing Party only to those of its employees or contractors who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee or contractor, such employee or contractor shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement.

6.5	In any event, the receiving Party shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees or contractors.

6.6	The receiving Party shall use the same degree of care to avoid disclosure of the disclosing Party's Confidential Information as the receiving Party employs with respect to its own Confidential Information oflike importance, but not less than a reasonable degree of care.

6.7	Upon the termination or expiration of this Agreement for any reason, or upon the disclosing Party's earlier request, the receiving Party will deliver to the disclosing Party all of the disclosing Party's property or Confidential Information in tangible form that the receiving Party may have in its possession or control. The receiving Party may retain one copy of the Confidential Information in its legal files.

7	APPLICABLE LAW

This MOU shall be governed by, construed and interpreted in accordance with the laws of Spain.

8	ARBITRATION

Any dispute, controversy or claim arising out of or relating to this contract, in particular its conclusion, interpretation, performance, breach, termination or invalidity, shall be finally settled by the courts of Corufia (Spain) which will have exclusive jurisdiction.

9	WARRANTY, AFTER SALES SERVICE AND OTHERS

Detailed terms and conditions not stipulated in this MOU including warranty and after sales service of Products shall be agreed between the parties by adding schedules to this MOU or when signing the Distribution Agreement.

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ANNEX I

We are pleased to present an exclusive distribution proposal for the Territory market on behalf of Dalrada Corporation. At Dalrada, we believe in strategic alliances that foster growth and expansion. Our commitment is to ensure the optimization of business potential, offering exceptional products like our CO2 heat pumps, a leading technology in the global market for heating and cooling solutions.

•	Commercial and Marketing Support As our exclusive partner, you will benefit from a wide range of commercial and marketing support. Firstly, we will adapt all marketing materials to the Local language and culture (Moroccan). This includes the translation of product brochures, technical manuals, and web content. We ensure clear and effective communication with your local market. In terms of online presence, we will create and maintain a Linkedln page for Dalrada' locally in Morocco. This platform will be a space to promote our products, share news, and highlight our collaboration. For example, we can share local success stories, customer testimonials, and relevant technical information, from other regions. This social media presence not only strengthens your credibility in the Territory market, but also provides you with a platform to interact directly with customers, offering other support services such as product and system maintenance.

•	Technical Support and Training Our technical support is comprehensive and personalized. Aware of the variety of challenges that may arise in the field, we will provide accurate calculations based on a detailed questionnaire delivered during visits to industries. This questionnaire covers factors such as site configuration, energy needs, and climatic conditions. Once this data is collected and analyzed, we will use our PINCH tools to calculate the return on investment and the potential efficiency of the machine for each specific industry. In addition, we will organize a training program for the technicians or maintenance companies you select. This program will cover everything from installation and commissioning to troubleshooting. This level of training ensures that any maintenance challenge is handled effectively and efficiently, minimizing downtime and maximizing customer satisfaction.

•	Installation and Maintenance Our flexibility is an important asset in the implementation of solutions. We offer a full turnkey service, in which Dalrada' Spain can support your engineering and system installation teams, you can add a margin to the overall final proposal. In this case, you can take care of the entire installation process, ensuring that the heat pump is installed according to the manufacturer's best practices and specifications. If your company has its own installers, we will supervise to ensure that the installations are carried out according to the specific operating conditions of the heat pump units. This ensures that each installation maximizes the efficiency and performance of our CO2 heat pumps.

This support will extend to your product maintenance plan, As this will become a requirement as soon as customers look to lease or finance systems from the in region banks.

•	Sales Goals and Expectations We recognize the value of an exclusivity agreement, and as such, we will set minimum sales targets that ensure a fair return for both parties. These objectiveswill be set based on a thorough analysis of the market and its potential. These targets may include specific milestones such as the number of units sold per quarter, market penetration in certain regions, or market share growth year after year.

•	First Year of Collaboration At Dalrada Corporation, we value building strong and trustful relationships with our partners. For this reason, we propose signing a Memorandum of Understanding (MOU) for our collaboration during the first year. This MOU will be established with an exclusivity clause for the Territory market, giving our distributor the certainty that they are our only partner in the region during this period. We strongly believe in the value of getting to know each other and learning to work together before entering long-term commitments. Therefore, the first year will be considered a trial period, during which both parties can evaluate the relationship and ensure it is beneficial for both sides. During this trial year, our distributor will have exclusivity guaranteed by Dalrada, and we will provide all the necessary support to ensure the success of this collaboration. This will include technical support, training, marketing and sales support, and assistance in any other aspect necessary for the distributor's success.

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•	Long-Term Exclusivity Contract After the first year of collaboration, once both parties have had the opportunity to evaluate and adjust the relationship, we will be ready to formalize our long-term collaboration through an exclusivity contract. This contract will establish the terms and conditions of our long-term 5-year relationship, including sales objectives, based on market analysis and the first years performance. A technical and marketing support, training, and any other relevant aspect of our collaboration. At Dalrada', we believe in building long-term relationships that are mutually beneficial. Therefore, we will seek to establish an exclusivity contract that is comfortable and beneficial for both parties. This contract will provide security and stability to our distributor, guaranteeing their exclusive access to our product in the Territory market. In conclusion, we are excited about the prospect of this collaboration and are eager to work together to grow the CO2 heat pump market in the Territory. Together, we can achieve great things.

•	Additional Information for Our Distributor in the Territory, As part of our commitment to providing you with the best possible support in your role as the exclusive distributor of Dalrada Corporation in the Territory, we want to share with you a number of essential resources that we believe will be helpful for your marketing and sales efforts.

•	Presentations of Heat Pump Models We will begin our collaboration with two of our most popular industrial models: a 180-kW heat pump unit and a 50 kW unit. These models are ideal for use in industry and for replacing boilers in a variety of applications. We will send detailed presentations of these units in English and/or local languages for your review and use in your marketing and sales activities.

•	Advantages of Heat Pumps We will also provide you with a presentation in English and/or local languages that highlights the many advantages of CO2 heat pumps, especially in relation to reducing CO2 emissions and saving on energy costs.

•	Client Information Checklist To assist your sales efforts, we will provide you with a checklist of the information you will need to collect from potential customers. This information will be essential for our engineering department when evaluating the feasibility of potential projects.

•	Recommended Sale Prices, we will also provide you with a list of recommended sale prices for our two initial heat pump models. This list will help you develop your own regional pricing structure and maximize your profitability. Once you have had the opportunity to review all this information, we will begin a period of study and clarification of doubts. We will be available to answer any questions or clarify any aspect that may need further explanation. After this study period, we will be ready to proceed with the signing of the MOU and formalize our collaboration. At Dalrada, we value our relationships with partners and are committed to providing all the necessary support to ensure our joint success in the Territory market.

After the 1st year collaboration has been completed, and the purchased volume has been reviewed, Dalrada would be interested to review the possibility of doing system assembly in region, when initial calculations were made, which we shared the facility would need to have demand for around 600 units per year to make it a viable operation, based on todays market prices.

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ANNEX II

TERRITORY

-	MOROCCO
-	MENA
-	CANADA- Not Exclusive for this region)

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ANNEX III

PRODUCT LIST

Product Line: Heat Pump

DCT One Series

DCT 1-360 (6 - Cylinder System)

DCT 1-150 (4 - Cylinder System)

DCT Two Series

DCT 2 - 50 (4 - Cylinder System)

Software Upgrade:

DCT Sync

Product Line: CRYO

DCT Cryo Series

DCT (4 - Cylinder System)

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ANNEX IV

PRICES

Product Line: Heat Pump

DCT One Series

Product	MSRP	Distributor Price
DCT 1-360 (6 - Cylinder System)	TBA	TBA
DCT 1-150 (4 - Cylinder System)	MSRP €135,000	€121,203.83

DCT Two Series

Product	MSRP	Distributor Price
DCT 2 -50 (4-Cylinder System)	€77,500	€69,500

Software Dalrada' Climate Technology Sync

Product	MSRP	Distributor Price
Module 1 This addition has the digital wallet & carbon Credit calculator.	TBA	TBA
Module 2 (Building Digital Twin) Enables tracking of the savings and building performance	TBA	TBA
Module 3 (Merge of both 1 & 2)	TBA	TBA

Product Line: CRYO

DCT Cryo Series

Product	MSRP	Distributor Price '
DCT (4 - Cylinder System)	€135,000	€121,203.83